Exhibit 10.18

EMPLOYMENT AGREEMENT

Employment Agreement made effective February 23, 2006, between SITEL CORPORATION, a Minnesota corporation (“Company”) and JAMES F. LYNCH (“Executive”).

WHEREAS, Company desires to assure itself of the Executive’s continued dedication notwithstanding the Company’s evaluation of various strategies available to the Company in its efforts to enhance long-term shareholder value, and to induce the Executive to remain in the employ of the Company; and

WHEREAS, the Executive is willing to remain in the employ of the Company on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Employment.  Company hereby continues to employ Executive as its Chief Executive Officer and President, and Executive hereby accepts such continued employment, for the period of time and upon the terms and conditions set forth in this Agreement.

2.                                       Term.  The term of Executive’s employment under this Agreement shall begin as of the date hereof and continue without interruption through December 31, 2006, and shall automatically renew thereafter for additional terms of one year each, unless sooner terminated in accordance with this Agreement (“Term”).

3.                                       Duties. The duties and responsibilities of Executive shall include duties and responsibilities consistent with Executive’s corporate offices and positions, including those which may be set forth in the bylaws of Company from time to time, and such other duties and responsibilities which the Board of Directors of Company from time to time may assign to Executive.

4.                                       Efforts on Behalf of Company and Other Activities.  During the Term, Executive shall devote all of his working time and use his best efforts to perform diligently and faithfully his duties and responsibilities under this Agreement.  Executive shall not invest in any business which directly competes with the Company, nor shall he engage in any outside business activity of any nature, except as otherwise provided in this Agreement, without the prior written consent of the Company.   Notwithstanding the above, Executive may devote a reasonable amount of his time to civic, community, or charitable activities, may manage his and his family’s personal investments and affairs, and may serve on the boards of other companies, as long as such activities do not interfere materially with the performance of his responsibilities under this Agreement.   Nothing in this Agreement shall be construed as prohibiting Executive from investing in up to 1% of the stock of any corporation which does not directly compete with the Company and whose stock is listed on a national securities exchange or on the NASDAQ National Market system.

5.                                       Place of Employment.  The Company’s executive offices, including the primary office of Executive, shall be located in Omaha, Nebraska during the Term.  Company shall furnish Executive with an office, secretarial and other support services consistent with those currently provided and such other facilities and services at such locations as may be reasonably required to permit Executive to fulfill the duties of his employment.

6.                                       Base Salary.  For all services to be rendered by Executive pursuant to this Agreement, Company agrees to pay Executive during the Term a base annual salary (the “Base Salary”) of Six Hundred Thousand Dollars ($600,000).  The Base Salary shall be reviewed at least annually in accordance with the Company’s policies and practices by action of the Compensation Committee of the Board of Directors and may be increased, but not decreased, from time to time by such action.  Any increase in the Base Salary shall not serve to limit or reduce any other obligations of the Company hereunder and any such increased Base Salary thereafter shall be regarded as the Executive’s “Base Salary” for all purposes under this Agreement.  The Base Salary shall be paid in periodic installments in accordance with Company’s regular payroll practices, but in any event no less frequently than monthly.  The Base Salary, and all other amounts payable under this Agreement, shall be subject to withholding as required by law.

7.                                       Additional Compensation.

(a)                          Bonus.  For each calendar year during the Term, Executive shall be eligible to participate in the Company’s bonus program for senior executives on the terms established by the Compensation Committee for each such year.   Executive’s target bonus opportunity for each calendar year in the Term shall be established annually by the Compensation Committee of the Board of Directors, but shall in no event be less than 100% of his Base Salary.

(b)                         Stock Option Plans.  Executive has previously been granted stock options for SITEL common stock.  Any further grants of stock options to Executive shall be at the sole discretion of the Compensation Committee.  The terms of any such discretionary grants shall be as established by the Compensation Committee from time to time.

(c)                          Benefit Plans.  During the Term, Executive (and his eligible dependents where applicable) shall be entitled to participate in the benefit plans offered from time to time by Company to its senior executive officers, on terms (including Company and employee contribution percentages, waivers of waiting periods, applicable deductibles, etc.) no less favorable than those provided generally to other senior executive officers of the Company, including without limitation, as may be applicable, individual or group medical, hospital, dental, and long-term disability insurance coverages, group life insurance coverage, and 401(k) plans.

(d)                         Vacations and Holidays.  During the Term, Executive shall be entitled to such paid vacation days, holidays and time off per calendar year (pro-rated for partial calendar years of employment) as are consistent with past practice and custom for Company’s senior executive officers.

(e)                          Expenses.  During the Term, Executive shall be entitled to prompt reimbursement by Company of all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive (in accordance with the policies and procedures established by Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided that Executive shall properly account for such expenses in accordance with Company policies and procedures, which may include but are not limited to itemized accountings.

8.                                       Termination of Employment.

(a)                          Death.  Executive’s employment under this Agreement shall terminate upon Executive’s death.  If Executive’s employment terminates pursuant to this Section 8(a), Executive’s estate shall be entitled to receive the Base Salary up through the date of Executive’s death; any bonus earned by Executive pursuant to Section 7(a) for a calendar year already completed but not yet paid; and any benefits to which Executive is entitled pursuant to Sections 7(c) through 7(e) up through the date of Executive’s death.

(b)                         Disability.  If Executive becomes incapable by reason of physical injury, disease, mental illness or other incapacity of substantially performing his duties under this Agreement for a continuous period of three months or for more than 120 days in the aggregate during any 12-month period, then Company may terminate Executive’s employment under this Agreement effective upon 30 days written notice.  If Executive’s employment terminates pursuant to this Section 8(b), Executive or his legal representative shall be entitled to receive the Base Salary up through the effective date of termination; any bonus earned by Executive pursuant to Section 7(a) for a calendar year already completed but not yet paid; and any benefits to which Executive is entitled pursuant to Sections 7(c) through 7(e) up through the effective date of termination.

(c)                          For Cause.  Company also may terminate Executive’s employment under this Agreement for cause.  For purposes of this Agreement, “for cause” shall mean only (i) Executive’s confession, plea of nolo contendere, or conviction of theft, fraud, embezzlement, or any crime involving dishonesty, (ii) bad faith or unlawful conduct on the part of the Executive which is or can reasonably be expected to be demonstrably detrimental to the business, reputation or financial condition of the Company, (iii) Executive’s willful misconduct or gross negligence in performing or failing to perform his duties and responsibilities as described in Section 1 (other than because of a disability described in Section 8(b)) and Executive’s failure to cure such willful misconduct or gross negligence within 30 days after Executive’s receipt of a written notice from the Board of Directors setting forth in reasonable detail the particulars thereof, or (iv) the failure by Executive to comply in any material respect with Company policies or a lawful directive of the Board of Directors (other than because of a disability described in Section 8(b)) which non-compliance is or can reasonably be expected to be demonstrably detrimental to the business, reputation or financial condition of the Company, and Executive’s failure to cure such non-compliance within 30 days after Executive’s receipt of a written notice from the Board of Directors setting forth in reasonable detail the particulars of such non-compliance.  Termination shall occur effective 30 days after “for cause” is established.  If Executive’s employment terminates pursuant to this Section 8(c), Executive shall be entitled to receive the Base Salary up through the effective date of termination and any benefits to which Executive is entitled pursuant to Sections 7(c) through 7(e) up through the effective date of termination, but shall not be entitled to any bonus for a completed calendar year which has not yet been paid (and for which the payment date established by the bonus plan has not yet arrived).

(d)                         Voluntary Resignation.  Executive may voluntarily resign from Company’s employ at any time upon at least 30 days prior written notice of the effective date of such resignation.  If Executive voluntarily resigns, Executive shall be entitled to receive the Base Salary up through the effective date of such resignation and any benefits to which Executive is entitled pursuant to Sections 7(c) through 7(e) up through the effective date of such resignation, but shall not be entitled to any bonus for a completed calendar year which has not yet been paid (and for which the payment date established by the bonus plan has not yet arrived).

(e)                          Without Cause.  The Company may terminate Executive’s employment under this Agreement without cause, which for purposes of this Agreement shall include any termination of Executive’s employment by Company other than “for cause” as defined in Section 8(c) and other than because of disability pursuant to Section 8(b), upon no less than 5 days prior written notice. If the Company terminates Executive’s employment without cause pursuant to this Section 8(e), then following such termination Executive shall be entitled to receive the Base Salary up through the effective date of such termination; any bonus earned by Executive pursuant to Section 7(a) for a calendar year already completed but not yet paid; and any benefits to which Executive is entitled pursuant to Sections 7(c) through 7(e) up through the effective date of termination.  In addition, Executive shall be entitled to receive, within 10 days after the effective date of such termination without cause (or in the next regular semi-monthly pay period following the effective date of such termination, if later), a lump sum payment equal to the aggregate of (i) one (1) times the Base Salary provided for in Section 6 and (ii) one (1) times the target bonus for the calendar year in which the effective date of termination occurs.  Furthermore, the Company shall reimburse Executive for twelve (12) consecutive months after the effective date of such termination for payments by the Executive to exercise his rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), to continue medical and dental coverages for Executive and his covered dependents as such may be in effect from time to time under the Company’s medical and dental plans.  Furthermore, Executive shall be entitled to continuation of long-term disability and life insurance benefits at the Company’s expense for a period of twelve (12) consecutive months after the effective date of such termination provided that the long-term disability benefit plan and the life insurance benefit plan, as the case may be, permit Executive’s continued participation; provided that, if either such plan does not permit Executive’s continued participation after the effective date of such termination and under such plan Executive has a right to convert such benefit to an individual insurance contract or such plan provides a portability option to continue coverage as a former employee, then, if Executive timely elects such conversion or portability option subject to the terms of such plan, Company shall reimburse Executive for such premiums incurred for such twelve (12) consecutive month period; provided further that Executive shall have no right to a continuation of long-term disability or life insurance coverage after the effective date of termination except as provided in the preceding provisions of this Section 8(e).  Each of the continued benefits or reimbursements provided under this Section 8(e) shall cease as such time as Executive becomes eligible for substantially similar or improved benefit or benefits from a subsequent employer.  For purposes of this Section 8, the term “target bonus” means the percentage of the bonus opportunity designated by the bonus plan as the target amount, and if no such percentage has been so specifically designated as the target amount then an amount equal to

100% of Base Salary.

(f)                            Good Reason.  Executive may terminate his employment with the Company under this Agreement for Good Reason in the manner described in this Section 8(f) (provided such termination has not been preceded or accompanied by a termination by the Company for cause as described in Section 8(c)), and for the avoidance of doubt such termination because of Good Reason shall in no event be considered a voluntary resignation.  For purposes of this Agreement, “Good Reason” shall mean any of the following events: (i) Executive’s base salary is decreased below the then Base Salary level applicable pursuant to Section 6, or (ii) Executive’s benefits are materially decreased from those in effect as of the date of this Agreement (other than pursuant to a general reduction or modification of such benefits generally applicable to Company’s senior managers), or (iii) Executive’s title, authority, role or level of responsibilities as a senior executive are materially reduced or diminished from those established by Section 3 (or, for purposes of Section 8(g), Executive’s title, authority, role or level of responsibilities as a senior executive are materially reduced or diminished from those in effect immediately prior to the Change of Control including without limitation a change in reporting such that Executive is required to report to someone other than the Board of Directors or the Company being acquired directly or indirectly by another entity in a manner that the Company is no longer a “reporting company” under the Securities Exchange Act of 1934 based on its common stock being publicly traded) without Executive’s written consent, or (iv) a material adverse change in Executive’s working conditions as a whole such that a reasonable person would concur with Executive’s opinion that such working conditions as a whole have become intolerable, and the Company’s failure to remedy such working conditions within 30 days after the Board of Directors’s receipt of a written notice from the Executive setting forth in reasonable detail the particulars which make such working conditions intolerable, or (v) Executive is required by Company to relocate his primary office from Omaha, Nebraska, or (vi) Executive is required by Company to relocate his residence from Omaha, Nebraska.  Executive shall be regarded as having terminated his employment with the Company because of Good Reason only if he gives written notice of his termination of employment pursuant to this Section 8(f) within 6 months following the effective date of the event constituting Good Reason (or, if later, within 6 months after Executive receives notice from the Company of the event constituting Good Reason).  If Executive’s employment terminates pursuant to this Section 8(f) without there having been a Change of Control, Executive shall be entitled to receive the same compensation and benefits as described in Section 8(e) as if Executive’s employment had been terminated by the Company without cause.  Section 8(g) shall govern any termination of this Agreement by Executive for Good Reason following a Change of Control.

(g)                         Change of Control.   If Executive’s employment with Company is terminated by Company other than “for cause” as defined in Section 8(c) and other than because of disability pursuant to Section 8(b), or if Executive’s employment with Company is terminated by Executive for Good Reason as defined in Section 8(f) upon or within two years following a Change of Control as defined herein, then Executive shall be entitled to receive the Base Salary up through the effective date of such termination; any bonus earned by Executive pursuant to Section 7(a) for a calendar year already completed but not yet paid; and any benefits to which Executive is entitled pursuant to Sections 7(c) through 7(e) up through the effective date of termination.  In addition, Executive shall be entitled to receive, within 10 days after the effective date of such termination without cause upon or following the Change of Control (or in the next regular semi-monthly pay period following the effective date of such termination, if later), a lump sum payment equal to the aggregate of (i) two (2) times the Base Salary provided for in Section 6 and (ii) two (2) times the target bonus for the calendar year in which the effective date of termination occurs.  Furthermore, the Company shall reimburse Executive for twenty-four (24) consecutive months after the effective date of such termination for payments by the Executive to exercise his rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), to continue medical and dental coverages for Executive and his covered dependents as such may be in effect from time to time under the Company’s medical and dental plans.  Furthermore, Executive shall be entitled to continuation of long-term disability and life insurance benefits at the Company’s expense for a period of twenty-four (24) consecutive months after the effective date of such termination provided that the long-term disability benefit plan and the life insurance benefit plan, as the case may be, permit Executive’s continued participation; provided that, if either such plan does not permit Executive’s continued participation after the effective date of such termination and under such plan Executive has a right to convert such benefit to an individual insurance contract or such plan provides a portability option to continue coverage as a former employee, then, if Executive timely elects such conversion or portability option subject to the terms of such plan, Company shall reimburse Executive for such premiums incurred for such twenty-four (24) consecutive month period; provided further that Executive shall have no right to a continuation of long-term disability or life insurance coverage after the effective date of termination except as provided in the preceding provisions of this Section 8(g).  Each of the continued benefits or reimbursements provided under this Section 8(g) shall cease as such time as Executive becomes eligible for substantially similar or improved benefit or benefits from a subsequent employer.

For purposes of this Agreement, “Change of Control” shall mean only (a) a tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Company; (b) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall represent or result from the former outstanding voting securities of the Company, as the same shall have existed immediately prior to such merger or consolidation; (c)  the Company shall sell all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary or affiliate;  (d)  as the result of, or in connection with, any contested election for the Board of Directors of the Company, or any tender or exchange offer, merger or business combination or sale of assets, or any combination of the foregoing (a “Transaction”), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company, or any successor thereto; or (e) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934 (“Exchange Act”), other than any employee benefit plan then maintained by the Company, shall acquire more than 50% of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act.

9.                                       Section 280G.  Notwithstanding any provision of this Agreement to the contrary, in the event that:

(a)                          The aggregate payments or benefits to be made or afforded to the Executive under this Agreement or from the Company in any other manner (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, (the “Code”) or any successor thereto, and

(b)                         If such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount”, as determined in accordance with said Section 280G, and the Non-Triggering Amount would be greater than the aggregate value of Termination Benefits (without such reduction) minus the amount of tax required to be paid by Executive thereon by Section 4999 of the Code, then the Termination Benefits shall be reduced so that the Termination Benefits are not more than the Non-Triggering Amount. Termination Benefits shall be reduced as provided above, with the allocation of such reduction to be as mutually agreed between the Executive and the Company or, in the event the parties cannot agree, in the following order: (1) any lump sum severance based on a multiple of Base Salary or target bonus, (2) other cash amounts payable to the Executive, (3) any benefits valued as parachute payments, and (4) acceleration of the vesting of any equity. The application of said Section 280G, and the allocation of the reduction required by this Paragraph 9, shall be determined by Deloitte & Touche or such other nationally recognized certified public accounting firm as may be designated by the Executive (provided however that if determinations similar to those required under this Section 9 have been previously commenced pursuant to another executive employment agreement with the Company in connection with such Change of Control, then the same certified public accounting firm as is already being used for such determinations shall be used for the determinations under this Section 9, so that a single nationally recognized certified public accounting firm is making such determinations for all executives and the Company in connection with such Change of Control) (the “Accounting Firm”), that shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that Termination Benefits are to be paid or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder, subject to the same proviso as above (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.   If the Accounting Firm determines that Termination Benefits must be reduced pursuant to this Paragraph 9, it shall furnish the Executive with a written opinion to such effect.

10.                               Accelerated Vesting.   Upon a Change of Control, any remaining installments of any stock options then held by Executive which had not yet become exercisable shall become exercisable on the effective date of such Change of Control.  Once such options become exercisable, they shall remain exercisable until expiration, cancellation, or termination of such options.    These provisions, instead of the provisions of Section 13(b) of the 1999 Stock Incentive Plan, are intended to apply to such options.  Such options may be exercised during such period only in accordance with the other provisions of the applicable option agreement and the other terms of the 1999 Stock Incentive Plan. In no event may such options be exercised after the Latest Expiration Date specified in such options, respectively.

11.                                 No Mitigation Necessary.   In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amount payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced for any income or benefits that the Executive derives from employment or self-employment (or both) from any other source. Except as set forth in this Agreement, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except to the extent any amounts are due the Company or its subsidiaries or affiliates pursuant to a judgment against the Executive.

12.                                 General Release and Waiver.   Upon a termination of employment prior to the expiration of the Term pursuant to provisions (e) through (g) of Section 8 of this Agreement, Executive shall execute a release and waiver in the form set forth in Exhibit A as a condition precedent to the Company’s obligations to pay the termination payments specified in such Section 8(e), 8(f) or 8(g), as the case may be.  Exhibit A provides for the release and waiver of important rights and/or claims that Executive might have against the Company at the time of any early termination of this Agreement.  Executive represents and warrants that he has read Exhibit A and fully and completely understands the provisions thereof.

13.                                 Notice of Termination.  Any termination of Executive’s employment by Company shall be communicated in a written Termination Notice to Executive.  For purposes of this Agreement, a “Termination Notice” shall mean a notice from the Board of Directors which shall indicate the specific termination provision in this Agreement relied upon and, if applicable, shall set forth in reasonable detail the facts and circumstances providing a basis for termination of Executive’s employment under the provision so indicated.

14.                                 Confidentiality.  Executive acknowledges that all Confidential Information (defined below) acquired by Executive during his employment relationship with Company shall remain exclusively the proprietary property of Company.  During Executive’s employment relationship with Company, such Confidential Information is required to be maintained as strictly confidential and used solely for the benefit of Company.  After conclusion of Executive’s employment relationship with Company, Executive shall continue to maintain the strict confidentiality of, and shall not disclose or use, such Confidential Information.  Executive’s obligation of confidentiality shall not extend to any Confidential Information that becomes generally available to the public other than as a result of improper disclosure by Executive, or to any Confidential Information that Executive is required to disclose by applicable law, regulation or legal process.  Executive shall provide Company with prompt written notice of such requirement for disclosure so that the Company may seek an appropriate protective order at the Company’s expense for the Confidential Information to be disclosed.

“Confidential Information” as used in this Agreement means (a) information from or concerning the Company’s or its subsidiaries’ products, services, current or future activities and plans relating to development, production or sales including the timing of such matters, production or design secrets, technical design or specifications of products, intellectual property, research and development, processes, systems, marketing and other business strategies and tactics, procurement practices, pricing techniques and models, contract forms, contract pricing and other terms, requirements, costs, profit margins, discounts, rebates, finances, financial statements, and other financial information, credit history, policies, contracts, books, records and documents; (b) names of the Company’s or its subsidiaries’ clients, vendors and strategic partners and other information concerning such clients, vendors and strategic partners and their respective businesses, products, services, current or future activities and plans relating to development, production or sales including the timing of such matters, production or design secrets, technical design or specifications of products, intellectual property, research and development, processes, systems, marketing and other business strategies and tactics, procurement practices, pricing techniques and models, contract forms, contract pricing and other terms, requirements, costs, profit margins, discounts, rebates, finances, financial statements, and other financial information, credit history, policies, contracts, books, records and documents, and for avoidance of doubt includes all information which is covered by confidentiality agreements executed by the Company with or for the benefit of such clients, vendors and/or strategic partners; (c) all information of or about the Company or any subsidiary which is marked confidential or proprietary; and (d) all other information which a reasonable person would understand is confidential and/or proprietary to the Company or any subsidiary and which if disclosed would likely cause significant harm to the Company. All information referenced above shall be protected as Confidential Information regardless of whether it is written or oral and regardless of the media in which it is contained or by which it was communicated.

15.                                 Directors and Officers Liability Insurance.  The Company shall ensure that Executive is covered under a directors and officers liability insurance policy or policies during employment and, while potential liability exists, after the termination of employment for any reason, in the same amount and to the same extent during employment as the Company covers its other directors and officers and, after the termination of employment for any reason, in the same amount and to the same extent as the Company covers any other former officers and former directors.

16.                                 Successors and Assigns.  This Agreement and all rights under this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors, and assigns.  This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity, except that the Company may assign the Agreement to a successor corporation.

17                                    Notices.  For purposes of this Agreement, notices and other communications provided for in this Agreement shall be deemed to be properly given if delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, or sent by overnight delivery service, addressed as follows:

If to Executive:	At Executive’s home address on file at the Company

If to Company:	SITEL Corporation
7277 World Communications Drive
Omaha, Nebraska 68122
Attn: Chairman of the Compensation Committee

With a copy to:
SITEL Corporation
7277 World Communications Drive
Omaha, Nebraska 68122
Attn: General Counsel

or to such other address as either party may have furnished to the other party in writing in accordance with this Section.  Such notices or other communications shall be effective when received if delivered personally or when deposited in the U.S. mail if delivered by certified mail or when deposited with the overnight delivery service if delivered by that method.  Notices also may be given by facsimile and in such case shall be deemed to be properly given when sent so long as the sender uses reasonable efforts to confirm and does confirm the receiver’s receipt of the facsimile transmission.

18.                                 Miscellaneous.  No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and is signed by Executive and the Chairman of the Compensation Committee of the Board of Directors.  No waiver by either party to this Agreement at any time of any breach by the other party of, or compliance by the other party with, any condition or provision of this Agreement to be performed by the other party shall be deemed to be a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

19.                                 Validity.  The invalidity or unenforceability of any provision(s) of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provision shall remain in full force and effect; nor shall the invalidity or unenforceability of a portion of any provision of this Agreement affect the validity or enforceability of the balance of such provision.

20.                                 Counterparts.  This document may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute a single agreement.

21.                                 Headings.  The headings of the sections and subsections contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

22.                                 Applicable Law.  This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the conflicts of law principles, of the State of Nebraska.

23.                                 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the terms of Executive’s employment with the Company and cancels and supersedes any prior agreements and understandings of the parties concerning such employment relationship.  For avoidance of doubt, this Agreement is not intended to and does not supersede any additional confidentiality agreements that may have been previously executed by Executive in favor of the Company or any separate agreements concerning director or officer indemnification that may have been previously executed by the Company in favor of Executive or any plans pursuant to which Executive may receive benefits pursuant to Section 7 of this Agreement including without limitation the 1999 Stock Incentive Plan, as amended.  There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties with respect to the terms of Executive’s employment other than those set forth in this Agreement.

(Signature page follows)

SIGNATURE PAGE TO

EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, Company and Executive have executed this Agreement.

SITEL CORPORATION, a Minnesota
corporation

By:	/s/ Rohit M. Desai
Rohit M. Desai
Chairman of the Compensation Committee

EXECUTIVE:

/s/ James F. Lynch
JAMES F. LYNCH

EXHIBIT A

GENERAL RELEASE AND WAIVER

THIS GENERAL RELEASE AND WAIVER (“Release”) is entered into this           day of                    , 20   , (“Effective Date”), between JAMES F. LYNCH, his successors and assigns (collectively the “Executive”), and SITEL Corporation, its parent, subsidiaries, or affiliated companies (collectively the “Company”).

WHEREAS, the Executive’s right to receive certain termination payments pursuant to his Employment Agreement is conditioned upon execution and delivery of this Release to Company.

NOW THEREFORE:

1.                                       For valuable consideration, the adequacy of which is hereby acknowledged, the Executive hereby knowingly and voluntarily releases, indemnifies, and forever discharges the Company, together with all of its and their respective past and present directors, officers, employees and attorneys in their official capacity acting on behalf of the Company, and each of their predecessors, successors and assigns, and any of the foregoing in their capacity as a shareholder or agent of the Company or its subsidiaries or affiliates (collectively, “Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, attorney’s fees, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, which the Executive or his executors, administrators, successors or assigns ever had, now have, or may hereafter claim to have against any of the Releasees by reason of any matter, cause or thing whatsoever in connection with, or in any way related to or arising out of, the Executive’s employment or termination of employment with the Company, whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity, even if such act or omission is found to have been an intentional act or omission, or a negligent act or omission by the Releasees, from the beginning of time to the date of this Release.

2.                                       The Executive’s release of Releasees hereunder includes, without limitation, any rights or claims arising out of or relating in any way to the Executive’s employment by or separation from the Company or otherwise relating to any of the Releasees, or arising under any state or federal statute or regulation including, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the Immigration Reform Control Act, the Americans with Disabilities Act of 1990, the National Labor Relations Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act of 1988, the Family and Medical Leave Act of 1993, each as amended, any state antidiscrimination law, any state wage and hour law, any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law, or under any policy, agreement, understanding or promise, whether written or oral, formal or informal, between any of the Releasees and the Executive, and any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters. The Executive further represents that he has not, and never will, institute against the

Company or any of the Releasees any action or other proceeding in any court, administrative agency, or other tribunal of the United States, any State thereof or any foreign jurisdiction, with respect to any claim or cause of action of any type, arising or which may have existed at any time prior to the effective date of the Release that is released by the Release. If Employee does institute such a claim, in violation of this representation, he agrees to pay the reasonable costs incurred by the Company or any of the Releasees in defending such action, including reasonable attorneys’ fees, experts’ fees and costs.

3.                                       The Executive represents and warrants that, to the knowledge of the Executive, there is no reasonable basis for the Company or its subsidiaries or affiliates to assert any claim against the Executive for violation of any federal, state, or local law, or breach of any applicable duty under common law.

4.                                       The Executive represents that the Company advised him to consult with an attorney of his choosing prior to signing the Employment Agreement to which this Release is an exhibit. The Executive represents that he understands and agrees that he had the right to have the Employment Agreement and has the right to have this Release reviewed by an attorney of the Executive’s choice and that he has in fact reviewed the Employment Agreement and this Release with an attorney of his choice [if applicable: or has freely decided solely on his own to forego having such review by an attorney of his choice]. The Executive further represents that he read and understood each and every provision in the Employment Agreement and this Release and that he had the opportunity to consult with an attorney of his choice regarding the effect of each and every provision of the Employment Agreement and this Release.

5.                                       The Executive acknowledges that the Company has advised the Executive that the Executive has twenty-one (21) days in which to consider whether the Executive should sign this Release and has advised the Executive that if the Executive signs this Release, the Executive has seven (7) days following the date on which the Executive signs the Release to revoke it and that the Release will not be effective until after this seven (7) day period has lapsed without revocation.  If Executive elects to sign this Release in advance of the 21-day period lapsing, he voluntarily waives such review period. If Executive wishes to revoke this Release within the 7 day revocation period, Executive shall deliver a written notice of revocation within such period; if delivered by mail the revocation must be sent by certified mail, return receipt requested, postmarked within the revocation period, and properly addressed to: SITEL Corporation, Attention: Head of Human Resources, 7277 World Communications Drive, Omaha, Nebraska 68122; if hand delivered, the revocation must be delivered at the address above to the attention of the addressee above within the revocation period.  Executive understands and acknowledges that the Company is under no obligation to and will not pay the termination payments specified in the Employment Agreement unless and until this Release is signed and the waiting periods specified in this Section 5 have lapsed without revocation, and that no interest will be payable or paid by Company with respect to such termination payments for any period pending the signing of this Release and such lapse of the waiting periods.

6.                                       The Executive acknowledges that (i) the Executive is receiving consideration under the Employment Agreement for his release in addition to anything of value to which is already entitled and (ii) the Company is not entering into this Agreement because it believes that the

Executive has any cognizable legal claim against the Releasees. The Executive acknowledges and agrees that the purpose of this Agreement is to provide him with further assistance in the transition of his employment status, while at the same time protecting the Releasees from the expense and disruption which are often incurred in defending against even a groundless lawsuit.

7.                                       The Executive represents that he understands and agrees that the Company is under no obligation to offer him the Employment Agreement, that the Executive is under no obligation to consent to the Executive’s Release, and that the Executive has entered into the Employment Agreement freely and voluntarily with complete understanding of all relevant facts, and that the Employment Agreement and the Executive’s Release are fair, adequate and reasonable.

8.                                       The Executive agrees that he will fully cooperate in any claims, litigation or other legal actions in which the Company or its subsidiaries or affiliates may become involved. Such cooperation shall include the Executive making himself available, upon the request of the Company and at the Company’s expense, for depositions, court appearances and interviews by Company’s counsel. To the maximum extent permitted by law, the Executive agrees that he will notify the Board of Directors, in care of the Chairman of the Board, if he is contacted by any government agency or any other person contemplating or maintaining any claim or legal action against the Company or its subsidiaries or affiliates or by any agent or attorney of such person.

9.                                       Notwithstanding any other provision of this Release to the contrary, this release does not apply: (i) to any rights or claims which arise after the execution of this Agreement, including the Executive’s rights under the provisions of the Employment Agreement which survive termination of employment; (ii) to any rights or claims with respect to indemnification and directors and officers liability insurance coverage provided to the Executive pursuant to the Employment Agreement; (iii) to any rights or claims to benefits due under any Company employee benefit plan or program; or (iv) the Executive’s rights as a stockholder.

10.                                 The provisions of this Release are severable, and if any part of it is found to be unenforceable, the other sections shall remain fully valid and enforceable. This Release shall be construed in accordance with its fair meaning and in accordance with the laws of the state of Nebraska, without regard to conflicts of laws principles thereof.

[The following paragraph shall be included in this Release if the Employment Agreement contains restrictive covenants or refers to a separate agreement containing restrictive covenants: 11.  The Executive acknowledges and agrees that, anything to the contrary in the Release notwithstanding, the restrictive covenants set forth in the Employment Agreement or in any separate agreement referenced in the Employment Agreement shall remain in full force and effect between the Company and the Executive and are hereby made a part hereof and incorporated herein in their entirety by reference.]

(Signature page follows)

PLEASE READ THIS RELEASE CAREFULLY.

IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

SITEL CORPORATION, a Minnesota
corporation

By	/s/
Name:
Title:

EXECUTIVE:

/s/ James F. Lynch
JAMES F. LYNCH